Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

* * * * *

Marathon Oil Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of said corporation, at a meeting duly held January 29, 2006, adopted the following resolution:

“RESOLVED: That, based upon the review and recommendation of the Corporate Governance and Nominating Committee, the amendments to the Restated Certificate of Incorporation of Marathon Oil Corporation to declassify the Board of Directors, be, and the same hereby is, adopted and approved, subject to the approval of the stockholders of the Corporation, and shall be on file with the Office of the Secretary and filed with the Secretary of State of Delaware as soon as possible after the 2006 annual meeting of stockholders.”

SECOND: That the Board of Directors of said corporation, at a meeting duly held February 22, 2006, adopted the following resolution:

“RESOLVED: That, based upon the review and recommendation of the Corporate Governance and Nominating Committee, the amendments to the Restated Certificate of Incorporation of Marathon Oil Corporation to revise the purpose clause, eliminate the Series A Junior Preferred Stock and make other technical changes, be, and the same hereby are, adopted and approved, subject to the approval of the stockholders of the Corporation, and shall be on file with the Office of the Secretary and filed with the Secretary of State of Delaware as soon as possible after the 2006 annual meeting of stockholders.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of such amendments to the Restated Certificate of Incorporation.

FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and set forth as follows:

Article Third of the Restated Certificate of Incorporation of this corporation is amended to read in its entirety as follows:

Third: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article Fourth of the Restated Certificate of Incorporation of this corporation is amended by (i) deleting the last “and” in the first paragraph and replacing it with a period, (ii) deleting the terms of the Series A Junior Preferred Stock in their entirety, and (iii) adding a new paragraph to the end of Article Fourth to read in its entirety as follows:

As used in this Article Fourth, the term “Board of Directors” shall include the Board of Directors of the Corporation and, to the extent permitted by the General Corporation Law of the State of Delaware, any duly authorized committee of such Board of Directors.

Article Seventh of the Restated Certificate of Incorporation of this corporation is amended by deleting the second paragraph in its entirety and replacing it to read as follows:

At the 2007 annual meeting of the stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of the stockholders of the Corporation; at the 2008 annual meeting of the stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of the stockholders of the Corporation; and at each annual meeting of the stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of the stockholders of the Corporation.

Article Seventh of the Restated Certificate of Incorporation is further amended by deleting the final sentence in its entirety.

Article Tenth of the Restated Certificate of Incorporation of this corporation is amended by inserting “cause the Corporation to” after the third “and” in the first paragraph.

IN WITNESS WHEREOF, Marathon Oil Corporation has caused this certificate to be signed this 26th day of April, 2006.

By: /s/ William F. Schwind, Jr.

Name: William F. Schwind, Jr.

Title: Vice President, General Counsel and Secretary